FOR IMMEDIATE RELEASE

CONTACTS:   Alanco Investor Relations                    Equity Communications
            (480) 607-1010                               Ira Weingarten
            www.alanco.com                               (805) 897-1880
            --------------
                                                         equity@silcom.com

                    Alanco Announces $15 Million Acquisition
                            of StarTrak Systems, LLC

         Leading Provider of GPS Tracking/Wireless Data Services to the
       Refrigerated Transport Industry Projected to Contribute Profitable,
         $20 Million Sales Revenue in Fiscal Year Beginning July 1, 2006


(Scottsdale, AZ - June 26, 2006) - Alanco Technologies, Inc. (NASDAQ: ALAN) today announced signing a definitive agreement to acquire 100% of privately-held StarTrak Systems, LLC (StarTrak), located in Morris Plains, New Jersey, a leading provider of GPS tracking and wireless subscription data services to the transportation industry. StarTrak is focused upon the refrigerated or "Reefer" segment of the transport industry, providing the dominant share of all wireless tracking, monitoring and control services to this market segment.

The StarTrak acquisition will provide an immediate, significant contribution to Alanco sales revenue and profitability. StarTrak sales are growing rapidly, currently over $1 million per month, with a firm order backlog of about $13 million. The business achieved profitability in March, 2006, and management projects sales and net profit before taxes of approximately $20 million and $2 million, respectively, for its new fiscal year beginning July 1.

StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. Data from multiple thousands of mobile Reefer units is transmitted to StarTrak's data center for integration with client logistics information and delivered to the client via internet or direct feed. A unique, proprietary feature of StarTrak's information services to its clients is the capability to remotely troubleshoot individual Reefer assets and transmit control commands to correct field problems such as improper temperature conditions. StarTrak's clients enjoy a high return on their Reefer tracking and management system, significantly reducing fleet expenses through less cargo spoilage, reduced fuel costs, and improved asset utilization.

StarTrak's business model features a high level of recurring revenue based on monthly client subscription information services. A typical StarTrak Reefer product costs the client in the range of $500 to $1,000. Client subscription services, billed and collected monthly, total in the range of $300 to $500 annually per Reefer unit. StarTrak currently has in excess of 10,000 Reefer units in service, each generating monthly revenue. The total potential North American Reefer market is estimated in the range of 400,000 to 500,000 units, with StarTrak's current market penetration at less than 3%.

The StarTrak acquisition, valued at approximately $15 million, is an all-stock transaction consisting of 13.2 million Alanco common shares, plus assumption of approximately $5 million in liabilities. The sellers may earn additional shares by meeting profitability performance targets for fiscal years 2007 and 2008. The transaction is scheduled to close on June 30, 2006.

Robert R. Kauffman, Alanco Chairman and Chief Executive Officer, commented, "We feel extremely fortunate in acquiring StarTrak as it just begins what we believe will be a period of extraordinary future sales and profit growth. StarTrak's GPS tracking, wireless information services technology, and large commercial market opportunity complement our unique TSI PRISM RFID tracking business, further establishing Alanco's leadership role in developing new markets for wireless tracking/management of people and assets."

StarTrak Co-founder, President and Chief Executive Officer, Tim Slifkin, stated, "In looking for a way to continue StarTrak's rapid growth, we are excited to be working with Alanco's experienced public company management to offer Alanco shareholders, now including ourselves, an enhanced, profitable, and rapidly growing Alanco/StarTrak/TSI PRISM public company."

Added Tom Robinson, StarTrak Co-founder and Executive Vice President, "We are excited by the opportunity and potential reward in growing StarTrak as a major part of a NASDAQ-listed public company."

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is the developer of the TSI PRISM RFID continuous tracking system for the corrections industry, which tracks the location and movement of inmates and officers, resulting in significant prison operating cost reductions and enhanced officer safety and facility security. Utilizing RFID (Radio Frequency Identification) tracking technology with proprietary software and patented hardware components, TSI PRISM provides real-time inmate and officer identification, location and tracking capabilities both indoors and out. TSI PRISM is currently utilized in prisons in Michigan, California, Illinois, Ohio, and Missouri. The Company also participates in the data storage industry through two subsidiary companies: Arraid, Inc., a manufacturer of proprietary storage products to upgrade older "legacy" computer systems; and Excel/Meridian Data, Inc., a manufacturer of Network Attached Storage (NAS) systems.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

                                    # # #